UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2008

Lighting Science Group Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 McKinney Avenue, Suite 1515, Dallas, Texas	75201

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 382-3630
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 10, 2008, Lighting Science Group Corporation, a Delaware corporation (the “Company”), entered into a letter agreement (the “Separation Agreement”) with Ronald E. Lusk, the Company’s Vice Chairman and a director, pursuant to which Mr. Lusk has resigned as a director and employee of the Company. Mr. Lusk will be paid $300,000 in severance within seven business days after execution of the Separation Agreement and is entitled to an additional $300,000 in severance payable in equal installments over a period of twelve months from the date of execution of the Separation Agreement. The Separation Agreement also contains customary mutual release, non-competition, non-solicitation and confidentiality provisions.
In addition, in connection with his resignation, the Company and Mr. Lusk have entered into an agreement pursuant to which the Company will sell to Mr. Lusk on an exclusive basis light emitting diode (LED) fixtures for use in commercial indoor parking garages sold through parking lot management companies.
Item 1.02. Termination of a Material Definitive Agreement.
On March 10, 2008, the Employment Agreement between the Company and Mr. Lusk, dated October 4, 2007, was terminated by mutual agreement of the parties. As described in Item 1.01, Mr. Lusk will be paid $300,000 in severance within seven business days after execution of the Separation Agreement and is entitled to an additional $300,000 in severance payable in equal installments over a period of twelve months from the date of execution of the Separation Agreement.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.
On March 10, 2008, Mr. Lusk resigned from his position as a member of the Board of Directors of the Company and all committees thereof effective immediately.
ITEM 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit 10.1	Agreement between Lighting Science Group Corporation and Ronald E. Lusk, dated March 10, 2008

Exhibit 99.1	Press release dated March 11, 2008

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 11, 2008	Lighting Science Group Corporation
	By:	/s/ Govi Rao
		Name:	Govi Rao
		Title:	Chief Executive Officer

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit

10.1	Agreement between Lighting Science Group Corporation and Ronald E. Lusk, dated March 10, 2008

99.1	Press release dated March 11, 2008